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                                                                Exhibit 99(a)(3)

                                JPMORGAN TRUST I

                        AMENDMENT TO DECLARATION OF TRUST

     Pursuant to Article VIII, Section 5 of the Declaration of Trust dated November 5, 2004, ("Declaration of Trust") of JPMorgan Trust I ("Trust"), a Delaware statutory trust, the undersigned, being the sole initial trustee of the Trust does hereby amend the Declaration of Trust as follows:

     1.   Section 6 of Article III is amended by adding the following paragraph
(c) immediately following paragraph (b) of Section 6:

          (c) The Trustees shall have the authority to designate those Series of the Trust that are intended to be treated as partnerships for federal tax purposes and those Series of the Trust that are intended to be treated as regulated investment companies ("RICs") under Subchapter M of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. As of February 15, 2005, the Growth and Income Portfolio is intended to be treated as a partnership for federal tax purposes and all other Series of the Trust are intended to be treated as RICs.

     IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust has executed this amendment to the Declaration of Trust as of the 15th day of February, 2005.


                                                /s/ George C.W. Gatch
                                          --------------------------------------
                                                George C.W. Gatch